Exhibit 99.3

UFP Technologies, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would be had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position.

The historical consolidated financial information of the Company and DAS Medical Holdings, LLC (“DAS Medical”) has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the results of operations would actually have been had the acquisition occurred as of the date indicated or what such results of operations will be for any future periods. The actual results of operations reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to the impact and benefits of the acquisition, cost savings from operating efficiencies, synergies and the incremental costs incurred in successfully integrating and operating the DAS Medical business. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial information of the Company and DAS Medical for the periods presented, and should be read in conjunction with:

•	The notes to the unaudited pro forma condensed combined financial information;
•	The Company’s Current Report on Form 8-K filed December 23, 2021, including the exhibits thereto;
•	The audited consolidated financial statements of the Company as of December 31, 2020 and December 31, 2019 and for each of the three years in the period ended December 31, 2020, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC; and
•	The audited consolidated financial statements of DAS Medical as of and for the year ended December 31, 2020, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021 gives effect to the acquisition as if it had been consummated on that date.

For the nine-months ended September 30, 2021, the Unaudited Pro Forma Condensed Combined Statement of Income gives effect to the acquisition as if it had been consummated at January 1, 2021.

For the year ended December 31, 2020, the Unaudited Pro Forma Condensed Combined Statement of Income gives effect to the acquisition as if it had been consummated at January 1, 2020.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2021

(In thousands)

	UFP Historical	DAS Medical Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$33,094	$18,335	$(31,854)	(a)(b)(c)(d)	$19,575
Receivables, net	32,456	2,414	-		34,870
Short-term investments	-	-			-
Inventories	21,674	8,896	14	(e)	30,584
Prepaid expenses and other current assets	3,909	243	161	(b)	4,313
Refundable income taxes	-	-	-		-
Total current assets	91,133	29,888	(31,679)		89,342
Property, plant and equipment, net	52,982	1,943	1,371	(f)	56,296
Goodwill	51,838	11	46,303	(g)	98,152
Intangible assets, net	18,776	81	43,726	(h)	62,583
Other assets	5,957	1,892	(671)	(c)(i)	7,178
Total assets	$220,686	$33,815	$59,050		$313,551

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,556	$1,937	$-		$9,493
Short-term Debt	-	-	4,000	(j)	4,000
Accrued expenses	8,361	657	221	(k)	9,239
Othe rcurrent liabilities	2,843	-	-		2,843
Total current liabilities	18,760	2,594	4,221		25,575
Deferred income taxes	5,539	-	-		5,539
Long-term Debt	-	-	71,000	(j)	71,000
Other liabilities	5,634	7	15,264	(i)(l)	20,905
Total liabilities	29,933	2,601	90,485		123,019
Stockholders’ equity:
Members equity - controlling interest	-	31,377	(31,377)	(m)	-
Members equity - noncontrolling interest	-	(163)	163	(m)	-
Common stock	75	-	-		75
Additional paid-in capital	33,677	-	-		33,677
Retained earnings	157,588	-	(221)	(k)	157,367
Treasury stock	(587)	-	-		(587)
Total stockholders' equity	190,753	31,214	(31,435)		190,532
Total liabilities and stockholders' equity	$220,686	$33,815	$59,050		$313,551

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine-Months Ended September 30, 2021

(In thousands, except per share data)

	UFP Historical	DAS Medical Historical	Pro Forma Adjustments		Pro forma

Net sales	$149,977	$37,648	$-		$187,625
Cost of sales	111,938	27,959	87	(n)(o)	139,984
Gross profit	38,039	9,689	(87)		47,641
Selling, general and administrative expenses	21,343	1,619	2,154	(n)(p)(q)	25,116
Other operating (income) expenses, net	112	-	-		112
Operating income	16,584	8,070	(2,241)		22,413
Interest income, net	9	(327)	1,293	(r)	975
Income before income tax provision	16,575	8,397	(3,534)		21,438
Income tax expense	3,908	501	(866)	(s)	3,543
Net income from consolidated operations	$12,667	$7,896	$(2,668)		$17,895
Net income per common share outstanding:
Basic	$1.68				$2.38
Diluted	$1.67				$2.36
Weighted average common shares outstanding:
Basic	7,522				7,522
Diluted	7,585				7,585

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2020

(In thousands, except per share data)

	UFP Historical	DAS Medical Historical	Pro Forma Adjustments		Pro forma

Net sales	$179,373	$39,245	$-		$218,618
Cost of sales	134,689	28,272	111	(t)(u)	163,072
Gross profit	44,684	10,973	(111)		55,546
Selling, general and administrative expenses	27,493	2,540	2,774	(t)(v)(w)	32,807
Other operating (income) expenses, net	459	-	-		459
Operating income	16,732	8,433	(2,885)		22,280
Interest income, net	449	(155)	1,594	(x)	1,888
Income before income tax provision	16,283	8,588	(4,479)		20,392
Income tax expense	2,914	654	(1,097)	(y)	2,471
Net income from consolidated operations	$13,369	$7,934	$(3,382)		$17,921
Net income per common share outstanding:
Basic	$1.79				$2.39
Diluted	$1.77				$2.37
Weighted average common shares outstanding:
Basic	7,484				7,484
Diluted	7,568				7,568

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UFP Technologies, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(In thousands, except per share data)

Basis of Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition of DAS Medical, (2) factually supportable and (3) with respect to the unaudited pro forma consolidated statements of operations, expected to have a continuing impact on the combined results following the aforementioned transaction. The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of DAS Medical’ assets acquired, and liabilities assumed and conformed the accounting policies of DAS Medical to its own accounting policies. The unaudited pro forma consolidated financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of DAS Medical as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Description of Transaction

On December 22, 2021, pursuant to the terms of a Securities Purchase Agreement, dated as of December 22, 2021 (the “Purchase Agreement”), by and among Parallax Investments, LLC, a Georgia limited liability company and its purchase price beneficiaries (collectively the “Sellers”), DAS Medical and the Company, the Company purchased from the Sellers all of the issued and outstanding membership interests of DAS Medical for an aggregate purchase price of $75 million in cash. The purchase price is subject to adjustment based upon DAS Medical’s working capital at closing, and the purchase price may be increased by up to $20.0 million in earn-out payments based upon the performance of the business during the four-year period following the closing.

$10.0 million of the purchase price is being held in escrow to indemnify the Company against certain claims, losses and liabilities, as well as to provide for liquidated damages in the event that the Sellers’ representative fails to deliver to the Company certain audited financial statements of DAS Medical for pre-closing periods. The Purchase Agreement contains customary representations, warranties and covenants customary for transactions of this type.

In connection with the acquisition of DAS Medical, the Company has also entered into Non-Competition Agreements with Danny R. Lee, Carol Lee, Daniel E. Lee, Houston Lee, Armond Groves, Thomas Bonner, and Bruce Grady. The Company has agreed to pay additional consideration to the parties to the Non-Competition Agreements, including an aggregate of $10.0 million in payments over the ten years following the closing of the DAS Medical acquisition for the 10-year noncompetition covenants of Mr. Daniel E. Lee and Mr. Houston Lee.

Goodwill Agreement

On December 21, 2021, in connection with its entry into the Purchase Agreement, the Company also entered into an Agreement for the Purchase and Sale of Personal Goodwill (the “Goodwill Agreement”) with Danny R. Lee, Daniel Lee, Houston Lee, Armond Groves, Thomas Bonner and Bruce Grady (“Beneficiaries”), the purchase price beneficiaries. Pursuant to the terms of the Goodwill Agreement, on December 21, 2021, the Company purchased from the Beneficiaries their personal goodwill, including business relationships, trade secrets and knowledge in connection with DAS Medical’s business, for a purchase price of $20 million in cash. Pursuant to the terms of the Goodwill Agreement, the Beneficiaries (other than Daniel E. Lee and Houston Lee) agreed to certain non-competition and confidential information restrictions for a period of five years.

Amended and Restated Credit Agreement

On December 22, 2021, the Company, as the borrower, entered into a secured $130 million Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with certain of the Company’s subsidiaries (the “Subsidiary Guarantors”) and Bank of America, N.A., in its capacity as the initial lender, Administrative Agent, Swingline Lender and L/C Issuer, and certain other lenders from time-to-time party thereto. The Amended and Restated Credit Agreement amends and restates the Company’s prior credit agreement, originally dated as of February 1, 2018.

The credit facilities under the Amended and Restated Credit Agreement consist of a $40 million secured term loan to UFP and a secured revolving credit facility, under which the Company may borrow up to $90 million. The Amended and Restated Credit Facilities mature on December 21, 2026. The proceeds of the Amended and Restated Credit Agreement may be used for general corporate purposes, including funding the acquisition of DAS Medical, as well as certain other permitted acquisitions. Included in the Amended and Restated Credit Facilities is approximately $0.7 million in standby letters of credit drawable as a financial guarantee on worker’s compensation insurance policies.

The Company’s obligations under the Amended and Restated Credit Agreement are guaranteed by the Subsidiary Guarantors.

The Amended and Restated Credit Facilities call for interest of BSBY plus a margin that ranges from 1.25% to 2.0% or, at the discretion of the Company, the bank’s prime rate less a margin that ranges from .25% to zero. In both cases the applicable margin is dependent upon Company performance. Under the Amended and Restated Credit Agreement, the Company is subject to a minimum fixed-charge coverage financial covenant as well as a maximum total funded debt to EBITDA financial covenant. The Amended and Restated Credit Agreement contains other covenants customary for transactions of this type, including restrictions on certain payments, permitted indebtedness and permitted investments. As of the date of this report, the Company had approximately $75 million in borrowings outstanding under the Amended and Restated Credit Facilities, which were used as partial consideration for the Dielectrics acquisition.

Preliminary Purchase Price Allocation

On December 22, 2021, the Company acquired DAS Medical for total net cash consideration of approximately $86.7 million. The Company financed the acquisition through borrowings on its credit facilities and through the utilization of cash on hand. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of DAS Medical based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, differences between these preliminary estimates and the final purchase accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma financial information and the combined company’s future results of operations and financial position.

The following table shows the preliminary allocation of the purchase price for DAS Medical to the acquired identifiable assets, assumed liabilities and pro forma goodwill (in thousands) as of the acquisition date:

Fair value of consideration transferred:
Cash paid at closing	$95,000
Contingent liability (Earn-out)	5,188
Non-Compete agreements	8,855
Cash from DAS	(8,316)
Total consideration	$100,727

Purchase Price Allocation:
Accounts receivable	$2,351
Inventory	7,978
Other current assets	68
Property, plant and equipment	3,314
Customer Contracts & Relationships	36,730
Intellectual Property	2,380
Non-Compete agreement	4,697
Lease right of use assets	1,221
Goodwill	51,789
Total identifiable assets	$110,528
Accounts payable	(5,238)
Accrued expenses	(3,336)
Deferred revenue	(6)
Lease liabilities	(1,221)
Net assets acquired	$100,727

Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumption that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (in thousands):

Adjustments to the pro forma condensed combined balance sheet

(a)	Reflects the use of $20,000 in cash towards the total consideration paid for the acquisition.
(b)	Reflects the payment of debt issuance costs associated with the financing of $161.
(c)	Reflects the elimination of cash/investment accounts not part of the acquisition.
(d)	Reflects the adjustment to cash for working capital in excess of the $10.1 million target.
(e)	Reflects the required step-up in value of finished goods inventory.
(f)	Reflects the preliminary fair value adjustment of $1,371 to the acquired property, plant and equipment. To estimate the required step-up adjustment, the Company utilized fixed asset records as of October 31, 2021 and estimated the fair value of property, plant and equipment using a combination of the cost and market approaches. Estimated useful lives for acquired property, plant and equipment are 8 years for machinery and equipment, 5 years for leasehold improvements and 5 years for furniture and fixtures.
(g)	Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of DAS Medical identifiable assets acquired and liabilities assumed as if the acquisition occurred on September 30, 2021, and the elimination of historical Goodwill.
(h)	Reflects the preliminary fair value adjustment of $43,807 for identifiable intangible assets as follows:

	Estimated Fair Value	Estimated Useful Life
Customer contracts & relationships	$36,730	20 years
Noncompetition agreements	4,697	10 years
Intellectual property	2,380	12 years
	$43,807

The preliminary fair value of the intangible assets has been estimated using various methods under the income approach as follows:

•	The non-competition agreement is valued using the with and without method. Cash flows without competition are compared to cash flows with competition. The difference in net present values is the effect of competition. This amount is weighted by probability, taking into account the seller's motivations to compete, the resources required to compete (capital and facilities), and the effectiveness of competition.
•	The intellectual property is valued using the relief from royalty method. The value of the intellectual property is the after-tax present value of royalties that would be paid to license the manufacturing process and know-how.
•	The customer contracts and relationships are valued using the multi-period excess earnings method (MPEEM). The MPEEM values an asset as the residual present value of cash flows after a fair return has been allocated to other assets. The returns to other assets are represented by contributory asset charges. The MPEEM is appropriate for valuing the primary asset.
(i)	Reflects the recording of Right of Use Lease Assets and Lease Liabilities.
(j)	Reflects borrowings from the Company’s credit facilities to finance the acquisition.
(k)	Reflects the payment/accrual of acquisition costs, net of tax in the amount of $221.
(l)	Reflects the recording of contingent liabilities / consideration as follows:

Value of earn-out payments based on the performance of the business	$5,188
Present value of non-competition payments	8,855
$14,043

Contingent liabilities are re-measured each reporting period and changes in fair value are recorded through a separate line item within the consolidated statements of operations.

(m)	Reflects the elimination of DAS Medical equity.

Adjustments to the pro forma condensed combined statements of income

For the nine-months ended September 30, 2021:

(n)	Reflects estimated depreciation expense of $73 (cost of sales) and depreciation adjustment $(18) (SG&A) related to the step-up of acquired property, plant and equipment as discussed in Note (f).
(o)	Reflects the flow through the inventory step-up of $14 discussed in note (e).
(p)	Reflects estimated amortization expense of $1,879 related to the identified intangible assets as discussed in Note (h).
(q)	Reflects the accrued acquisition costs of $293 discussed in note (k).
(r)	Reflects the additional interest expense related to the Company’s borrowings on its credit facilities of $1,050 and the elimination of investment income on investments not part of the acquisition.
(s)	Reflects the income tax effect of pro forma adjustments and the recording of income taxes on DAS Medical income based on the estimated effective rate of 24.5%.

For the year ended December 30, 2020:

(t)	Reflects estimated depreciation expense of $97 (cost of sales) and depreciation adjustment $(24) (SG&A) related to the step-up of acquired property, plant and equipment as discussed in Note (f).

(u)	Reflects the flow through the inventory step-up of $14 discussed in note (e).
(v)	Reflects estimated amortization expense of $2,505 related to the identified intangible assets as discussed in Note (h).
(w)	Reflects the accrued acquisition costs of $293 discussed in note (k).
(x)	Reflects the additional interest expense related to the Company’s borrowings on its credit facilities of $1,400 and the elimination of investment income on investments not part of the acquisition.
(y)	Reflects the income tax effect of pro forma adjustments and the recording of income taxes on DAS Medical income based on the estimated effective rate of 24.5%.